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                                                                    EXHIBIT 99.4

                            EXCHANGE AGENT AGREEMENT


  THIS EXCHANGE AGENT AGREEMENT (the "Agreement") dated as of ____________, 2001 is by and among ____________________ a ____________ ("Exchange Agent"), ABC
BANCORP, a Georgia corporation ("Acquiror"), and GOLDEN ISLES FINANCIAL HOLDINGS, INC., a Georgia corporation ("Golden Isles").


                              W I T N E S S E T H
                              - - - - - - - - - -

  WHEREAS, Acquiror and Golden Isles are parties to an Agreement and Plan of Merger dated as of February 20, 2001 (the "Merger Agreement"). Following the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Golden Isles will be merged with and into the Acquiror (the "Merger"), which will be the surviving corporation of the Merger. A true and correct copy of the Merger Agreement, together with specimen stock certificates representing shares of Golden Isles common stock, no par value per share ("Golden Isles Shares"), have been delivered to the Exchange Agent prior to the execution of this Agreement;

  WHEREAS, the Merger Agreement provides that, upon consummation of the Merger and proper presentment of the stock certificates representing Golden Isles Shares, each Golden Isles Share outstanding immediately prior to the Effective Time of the Merger, as defined in the Merger Agreement (the "Effective Time of the Merger"), other than shares as to which statutory dissenters' rights have been perfected, will be converted into the right to receive consideration equal to the Aggregate Merger Consideration (as defined in the Merger Agreement), payable in cash and whole shares of the common stock, $1.00 par value per share, of ABC ("ABC Common Stock") as more fully described in the Merger Agreement; and

  WHEREAS, Acquiror and Golden Isles desire that Acquiror appoint Exchange Agent to act as Exchange Agent to effect the exchange described herein, and Exchange Agent desires to accept such appointment. (For convenience, hereinafter in this Agreement, Golden Isles Shares outstanding immediately prior to the Effective Time of the Merger are called "Shares," the certificates representing such shares are called "Certificates," and the holders of such Certificates are called "Shareholders").

  NOW, THEREFORE, based on the mutual covenants set forth herein, and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged by each party, and with the intent to be legally bound, the parties hereto hereby represent, warrant and agree as follows:

  1.  Appointment.  Acquiror and Golden Isles hereby appoint Exchange Agent as
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Exchange Agent to make payments to Shareholders in accordance with the provisions of Article 3 of the Merger Agreement, which provisions are incorporated herein by reference, and Exchange Agent hereby accepts such appointment and agrees to act as Exchange Agent in
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accordance with the terms of Article 3 of the Merger Agreement, and the remaining provisions of this Agreement.

  2.  Duties of Exchange Agent.  Exchange Agent's duties as Exchange Agent shall
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be as set forth in Article 3 of the Merger Agreement and as follows:

  (a) Upon receipt of a Letter of Transmittal and related Certificates, Exchange Agent shall determine whether (i) the Letter of Transmittal has been properly completed, and (ii) the accompanying Certificate(s) are in proper order (including proper endorsement, if required). If the Letter of Transmittal and/or Certificates are not in proper order, Exchange Agent shall advise the presenter promptly.

  (b) Exchange Agent shall also verify by examining stop transfer records to be furnished to Exchange Agent by Golden Isles as to lost, stolen, destroyed or otherwise invalid Certificates that no stop order has been issued against the Shares represented by the surrendered Certificates, the registration of the Certificates should be checked against the share registry books of Golden Isles at the Effective Time of the Merger.

  (c) If Certificates are surrendered to Exchange Agent with instructions to deliver the check and/or the certificates of ABC Common Stock in a name other than the name of the record holder, Exchange Agent shall determine whether each such Certificate is properly endorsed or accompanied by an appropriate stock power and the signatures thereon are guaranteed by an eligible guarantor institution (bank, broker, savings and loan association or credit union) with membership in an approved Medallion Signature Guarantee Program pursuant to Rule 17Ad-15 of the Securities and Exchange Commission. Where a Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary capacity and the surrendered Certificate is not registered in the fiduciary's name, the Letter of Transmittal must be accompanied by proper evidence of the signer's authority to act. If more than one person is the record holder of the surrendered Certificate, each person must sign the Letter of Transmittal. Any necessary stock transfer stamps must be affixed to the Certificate, or funds in lieu thereof must be furnished to Exchange Agent.

  (d) Exchange Agent shall promptly notify the Acquiror if a person submits a Letter of Transmittal to Exchange Agent and alleges that the Certificate or Certificates representing the Shares to which the Letter of Transmittal relates have been lost, stolen or destroyed. Exchange Agent shall then instruct such person as to the procedure for obtaining a bond of indemnification reasonably satisfactory to Exchange Agent and to Acquiror.

  (e) Exchange Agent shall promptly notify Acquiror if Exchange Agent receives any Certificate bearing the name of a person on the list of those persons who have taken steps to perfect their dissenters' rights, which list shall be provided to Exchange Agent by Acquiror and Golden Isles.

  (f) After examining the Certificates which have been surrendered to Exchange Agent and the accompanying Letters of Transmittal, Exchange Agent shall be obligated to issue cash and certificates for shares of ABC Common Stock (and checks for fractional shares) and

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deliver same in accordance with Article 3 of the Merger Agreement and in accordance with the duly completed Letters of Transmittal.

  (g) Exchange Agent shall cancel all those Certificates which have been surrendered to it and with respect to which issuance of a check and certificates for shares of ABC Common Stock has been made. All such Certificates so surrendered and cancelled shall be held by Exchange Agent until Exchange Agent's duties as Exchange Agent shall terminate, at which time Acquiror will take delivery of the Certificates and other documents in the possession of the Exchange Agent concerning the records of the former Shareholders.

  (h) In examining and processing Certificates and Letters of Transmittal submitted hereunder and making issuances therefor, Exchange Agent shall in all cases act as promptly as practicable.

  (i) Exchange Agent's duties as Exchange Agent shall continue until the earliest of: (i) the payment of all amounts due to Shareholders under Article 3 of the Merger Agreement; (ii) the notification by Acquiror to Exchange Agent that Acquiror has appointed a new exchange agent that satisfies the qualifications specified in Section 8(c) of this Agreement; (iii) the issuance of all cash and certificates (and checks for fractional shares) for shares of ABC Common Stock pursuant to the terms of Article 3 of the Merger Agreement;
(iv) a date which is one year after the Effective Time of the Merger; or (v) the termination of the Merger Agreement prior to the consummation of the Merger for any reason whatsoever. Upon termination, the Exchange Agent will direct the Shareholders to the new agent or the Acquiror, as appropriate. If Exchange Agent's duties as Exchange Agent terminate because of the termination of the Merger Agreement prior to consummation of the Merger, Exchange Agent shall promptly return all Certificates and records of Golden Isles in its possession to the Shareholders and Golden Isles, respectively, and all costs and expenses incurred in such delivery shall be paid equally by Acquiror and Golden Isles.
If notice of the appointment of a new exchange agent is given to Exchange Agent at any time, Exchange Agent shall transfer all cash and blank certificates then held by it under this Agreement to the new exchange agent upon receipt of a copy of a fully executed exchange agent agreement with such new exchange agent.

  3.  Special Instructions, Etc.  Exchange Agent shall be entitled to request
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further instruction of Acquiror and may rely upon any letter of instruction executed by Acquiror. In performing its duties hereunder, Exchange Agent shall follow the same standards, customs and practices as it follows in its stock transfer business generally.

  4.  Cooperation.  Every party to this Agreement shall furnish to every other
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party, upon request, such additional documents, information and other material as may be reasonably required by the requesting party in order to carry out the purpose and intent of this Agreement.

  5.  Liability of Exchange Agent Hereunder.  Exchange Agent may rely, and shall
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be protected in acting or refraining from acting, on any instrument reasonably believed by it to be genuine and to have been executed or presented by the proper party or parties. Exchange Agent may rely on and shall be protected in acting upon the written or oral instructions, with respect to any matter relating to its actions as Exchange Agent specifically covered by this Agreement, or

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supplementing or qualifying any such actions, of counsel for Acquiror or of officers of Acquiror; and shall be entitled to request further instructions from such persons to act in accordance therewith. Exchange Agent may appoint attorneys satisfactory to it (including attorneys of Acquiror), and the advice or opinion of such attorneys shall constitute a full and complete authorization in respect of any action taken, suffered or omitted by Exchange Agent hereunder in good faith and in accordance with such advice or opinion. Exchange Agent shall not be liable for any action taken or omitted by it in accordance with this Agreement, nor for any action taken or omitted by it in good faith in accordance with the advice of its attorney or any attorney for Acquiror. If Exchange Agent consults with counsel concerning any of its duties or obligations as Exchange Agent pursuant hereto, or in case it becomes involved in litigation on account of being Exchange Agent pursuant hereto, then its costs, expenses and reasonable attorneys' fees shall be paid equally by Acquiror and Golden Isles, unless Acquiror consents to pay all such costs, expenses or fees.

  Exchange Agent shall have no duty of inquiry nor incur any liability in the event of any payment being made to Shareholders for Shares against which a "stop" order has been reported to it by Golden Isles or to which a transfer restriction may apply, unless it is furnished, on a timely basis, with an accurate list of Shares (including certificate numbers) subject to such orders or restrictions.

  Exchange Agent is to act hereunder solely as Exchange Agent and shall have no liabilities or obligations except for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

  7.  Fees and Expenses of Exchange Agent.  As compensation for services
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rendered as Exchange Agent hereunder, the Exchange Agent shall be entitled to fees as set forth in Exhibit A attached hereto and incorporated herein by this reference.

  8.  Miscellaneous Provisions.
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  (a)  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute but one instrument. This Agreement shall become effective whenever each party shall have executed at least one counterpart. Executed counterparts may be delivered via facsimile transmission.

  (b) This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.

  (c) Exchange Agent may resign its appointment upon 30 days' prior written notice to Acquiror. In case of the resignation of Exchange Agent hereunder, Acquiror may by written instrument appoint as successor exchange agent any bank or trust company located in the United States having capital and surplus at least equal to that of Exchange Agent and which has trust powers and is a member of The Stock Transfer Association, Inc. Such successor shall have all the rights, powers, obligations and immunities of Exchange Agent hereunder and such additional obligations as Acquiror shall require.

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  (d)  This Agreement may not be amended in any respect to adversely affect the rights of the Shareholders.

  (e) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Georgia, without regard to any principles of conflicts of laws thereof.

  IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf as of the date first above written.

                                  [NAME OF EXCHANGE AGENT]


                                  By:______________________________________
                                  Title:___________________________________

                                  ABC BANCORP


                                  By:______________________________________
                                  Title:___________________________________

                                  GOLDEN ISLES BANKCORP, INC.


                                  By:______________________________________
                                  Title:___________________________________

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